F  O  R   .   I  M  M  E  D  I  A  T  E   .   R  E  L  E  A  S  E

Spectrum Signal Processing Selected by Cubic Corporation for Software Defined Radio Waveform Development

Spectrum’s flexComm™SDR-3000 Platform Provides the Ideal Off-The-Shelf Solution

Boston, MA – October 14, 2003 – Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announced at the MILCOM 2003 show that it will be providing software defined radio platforms to Cubic Defense Applications, a subsidiary of Cubic Corporation (AMEX: CUB). The solutions are based on Spectrum’s SDR-3000 family of software reconfigurable platforms, and will be used for software defined radio waveform development.

Software defined radios will be used in military communications to provide seamless real-time communications to warfighters through voice, data or video. The next generation of military radios will be able to communicate with new or legacy radios by downloading the appropriate waveform in software. This interoperability will enable better communications between different military forces, enabling more effective engagements.

“Spectrum's COTS (commercial-off-the-shelf) SDR-3000 platform, including Version 2.2 of Harris Corporation’s Software Communications Architecture Core Framework (SCA CF), provides for rapid waveform development,” stated Rick Lober, Senior Vice President and General Manager of the Communications and Electronics Business Unit of Cubic Defense Applications.

“Spectrum is pleased to be working with Cubic on multiple significant programs for military communications. The previously announced validation of our software defined radio (SDR) architecture by JTeL was a milestone for us and we are delighted to continue the momentum with this announcement,” said Sean Howe, Vice President and General Manager of Spectrum’s Wireless Systems Group. “It is extremely satisfying to gain market traction in the military communications market segment so quickly, as it was a key target market that we envisioned for SDR-3000 during the product’s development phase.”

The flexComm SDR-3000 SDR Development Platform for Cubic is comprised of a heterogeneous processing platform incorporating Xilinx™ FPGAs, and PowerPC® processors from Motorola and IBM. The platform also includes an analog I/O module. RapidIO™ provides a high bandwidth interconnect fabric between the processors, as well as the I/O to the processors, to ensure efficient use of the processing resources. Software development tools include Spectrum’s quicComm™ Hardware Abstraction Layer to facilitate algorithm partitioning and programming, an SCA CF for the set up and teardown of waveforms as mandated by the JTRS JPO for all new military communications programs, Spectrum’s SCA Board Support Package that enables the SCA CF to identify and manage the platform resources, and a POSIX-compliant real-time operating system.

About Cubic Defense Applications
The Cubic Defense Applications group, one of Cubic's two major segments, provides realistic combat training systems for military forces as well as simulation training, force transformation assistance, educational services, operations & maintenance, and manufacturing services. The group also supplies products and systems for C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance & Reconnaissance) applications, search and rescue avionics and radio communications for military and civil markets. The corporation's other major segment, Cubic Transportation Systems, designs and manufactures automatic fare collection systems for public mass transit authorities. For more information about Cubic, see the company's website at www.cubic.com.

About Spectrum Signal Processing Inc.
Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing platforms for use in defense and communications infrastructure equipment. Spectrum’s optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 17 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government intelligence, surveillance and communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its flexComm and aXs™ product lines is available at www.spectrumsignal.com.

This news release contains forward-looking statements related to sales of the Spectrum Signal Processing Inc. flexComm product line to Cubic Corporation. Although Spectrum has received orders for shipping flexComm product, development delays and customer issues could delay shipments.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of Spectrum’s new products, the impact of competitive products and pricing, availability of components, changing market conditions and the other risks detailed from time to time in other company filings.  Actual results may differ materially from those projected.  These forward-looking statements represent the company’s judgment as of the date of this release and Spectrum may or may not update these forward-looking statements in the future.Readers are referred to Spectrum’s assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

™flexComm, quicComm and aXs are trademarks of Spectrum Signal Processing Inc.
®Xilinx is a trademark of Xilinx, Inc.
®PowerPC is a trademark of International Business Machines Corporation.
™RapidIO is a trademark of the RapidIO Trade Association.

Spectrum Contacts: Manuel Uhm Technical and Trade Media Phone: 604-421-5422 ext. 216 Email: manuel_uhm@spectrumsignal.com	Liza Aboud Business Media and Investor Relations Phone: 604-421-5422 ext 152 Email: liza_aboud@spectrumsignal.com